EXHIBIT E
[LETTERHEAD OF SULLIVAN & CROMWELL LLP]
October 27, 2009
Japan Finance Organization for
Municipalities,
Shisei Kaikan (Municipal Research Building)
1-3, Hibiya Koen,
Chiyoda-ku, Tokyo 100-0012
Japan
Re: Japan Finance Organization for Municipalities — Registration Statement under Schedule B
Dear Sirs:
     We hereby consent to the references to us under the headings “Description of the Debt Securities and Guarantee — United States Taxation” and “Validity of Securities” in the Prospectus included in the Registration Statement filed by Japan Finance Organization for Municipalities and Japan with the Securities Exchange Commission under the Securities Act of 1933, as amended, on October 27, 2009.
     In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

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